UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2015

SAGA COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11588	38-3042953
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

73 Kercheval Avenue
Grosse Pointe Farms, MI	48236
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (313) 886-7070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2015, Saga Communications, Inc. (the “Company”) announced that Robert Lawrence is joining the Company as Vice President and Group Program Director, effective April 13, 2015. A copy of the press release announcing the hiring of Mr. Lawrence is attached as Exhibit 99.1 to this Form 8-K.

Mr. Lawrence, age 57, previously was President and CEO of BGLawrence, Inc. (dba Pinnacle Media Worldwide “Pinnacle”) a company that he founded in 2001. Pinnacle worked with radio clients in the areas of strategic research, product direction, and brand focus. Prior to founding Pinnacle, Mr. Lawrence had a long and successful career in programming at a number of top performing radio stations across the country.

In connection with his hiring as Vice President and Group Program Director, Mr. Lawrence entered into a Letter of Employment, dated April 2, 2015. Under the agreement Mr. Lawrence is employed on an “at will” basis, is entitled to an annual base salary of $250,000, and is eligible to participate in the Company’s standard benefit plans, including health, dental, life and disability insurance coverage, upon meeting eligibility requirements. In addition, Mr. Lawrence, as an executive officer, is eligible, as a participant in the Company’s Second Amended and Restated 2005 Incentive Compensation Plan (the “Plan”), to receive award grants, as determined in the discretion of the Company’s Compensation Committee, pursuant to the terms of the Plan.

Mr. Lawrence has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company has elected to delay the filing of this Current Report on Form 8-K until the public announcement of Mr. Lawrence’s hiring in a press release in reliance on the instruction provided under item 5.02(c) of Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated April 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGA COMMUNICATIONS, INC.

Dated: April 9, 2015	By:	/s/ Samuel D. Bush
Samuel D. Bush
Senior Vice President and Chief
Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description
99.1	Press Release dated April 9, 2015.